Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the incorporation by reference in this Current Report on Form 8-K of Laredo Petroleum, Inc. of our estimates of reserves contained in our reports entitled “Sabalo Energy, LLC Interests Midland Basin Oil & Gas Assets Estimate of Reserves and Revenues SEC Pricing Case “As of” January 1, 2021,” dated May 5, 2021, and “Shad Permian, LLC Interests Midland Basin Oil & Gas Assets Estimate of Reserves and Revenues SEC Pricing Case “As of” January 1, 2021,” dated May 5, 2021.

Yours truly,

W.D. VON GONTEN & CO.

By:	/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr. October 25, 2021